COMPANIES ACTS, 1963 TO 2009

COMPANY LIMITED BY SHARES

MEMORANDUM

AND

ARTICLES OF ASSOCIATION

OF

ELAN PHARMA INTERNATIONAL LIMITED

(As amended by Special Resolution dated 15 August 2011)

COMPANIES ACTS, 1963 TO 2009

COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

ELAN PHARMA INTERNATIONAL LIMITED

(As Amended by Special Resolution dated 15 August 2011)

1.	The name of the Company is: ELAN PHARMA INTERNATIONAL LIMITED

2.	The objects for which the Company is established are:

(a)	(i)

To carry on all or any of the businesses of manufacturers, buyers, sellers and distributing agents of and dealers in all kinds of patent, pharmaceutical, medicinal, and medicated preparations, patent medicines, drugs, herbs, perfumes, creams, unguents, hairdressing washes, pomades, dyes, cosmetics, skin preparations, soaps, oils, oleaginous and vaporaceous substances, beauty specialities, preparations and accessories of every description, and of and in pharmaceutical, medicinal, proprietary and industrial preparations, compounds, and articles of all kinds, chemists, druggists, and chemical manufacturers, merchants and dealers; and to manufacture, make up, prepare, buy, sell and deal in all articles, substances, and things commonly or conveniently used in or for making up, preparing, or packing any of the products in which the Company is authorised to deal or which may be required by customers of or persons having dealings with the Company.

(ii)	To establish, maintain and operate laboratories and shops for the purpose of carrying on chemical, physical and other research in medicine, chemistry, pharmacy, dentistry, industry or other unrelated or related fields.

(b)	To acquire and hold shares and stocks of any class or description, debentures, debenture stock, bonds, bills, mortgages, obligations, investments and securities of all descriptions and of any kind issued or guaranteed by any company, corporation or undertaking of whatever nature and wheresoever constituted or carrying on business or issued or guaranteed by any government, state, dominion, colony, sovereign ruler, commissioners, trust, public, municipal, local or other authority or body of whatsoever nature and wheresoever situated and investments, securities and property of all descriptions and of any kind, including real and chattel real estates, mortgages, reversions, assurance policies, contingencies and choses in action.

(c)	To purchase for investment only property of any tenure and any interest therein, and to make advances upon the security of land or other similar property or any interest therein.

(d)	To acquire by purchase, exchange, lease, fee farm grant or otherwise, either for an estate in fee simple or for any less estate or other estate or interest, whether immediate or reversionary and whether vested or contingent, any lands, tenements or hereditaments of any tenure, whether subject or not to any charges or incumbrances, and to hold, farm, work and manage and to let, sublet, mortgage or charge land and buildings of any kind, reversions, interests, annuities, life policies, and any other property real or personal, movable or immovable, either absolutely or conditionally, and either subject or not to any mortgage, charge, ground rent or other rents or incumbrances.

(e)	To erect or secure the erection of buildings of any kind with a view of occupying or letting them and to enter into any contracts or leases and to grant any licences necessary to effect the same.

(f)	To maintain and improve any lands, tenements or hereditaments acquired by the Company or in which the Company is interested, in particular by decorating, maintaining, furnishing, fitting up and improving houses, shops, flats, maisonettes and other buildings and to enter into contracts and arrangements of all kinds with tenants and others.

(g)	Incidentally to the objects aforesaid, but not as a primary object, to sell, exchange, mortgage (with or without power of sale), assign, turn to account or otherwise dispose of and generally deal with the whole or any part of the property, shares, stocks, securities, estates, rights or undertakings of the Company, real, chattel real or personal, movable or immovable, either in whole or in part, upon whatever terms and whatever consideration the Company shall think fit.

(h)	To take part in the management, supervision, or control of the business or operations of any company or undertaking, and for that purpose to appoint and remunerate any Directors, accountants, or other experts or agents to act as consultants, supervisors and agents of other companies or undertakings and to provide managerial, advisory, technical, design, purchasing and selling services.

(i)	To make, draw, accept, endorse, negotiate, issue, execute, discount and otherwise deal with bills of exchange, promissory notes, letters of credit, circular notes, and other negotiable or transferable instruments.

(j)	To redeem, purchase, or otherwise acquire in any manner permitted by law and on such terms and in such manner as the Company may think fit any shares in the Company’s Capital.

(k)	To guarantee, support or secure, whether by personal covenant or by mortgaging or charging all or any part of the undertaking, property and assets (present and future) and uncalled capital of the Company, or by both such methods, the performance of the obligations of and the repayment or payment of the principal amounts of and the premiums, interest and dividends on any security of any person, firm or company including (without prejudice to the generality of the foregoing) any company which is for the time being the Company’s holding company or subsidiary as defined by Section 155 of the Companies Act, 1963 or another subsidiary as defined by the said Section of the Company’s holding company or otherwise associated with the Company in business and to grant indemnities of all kinds whether with or without any such security as above mentioned.

(l)	To lend the funds of the Company with or without security and at interest or free of interest and on such terms and conditions as the Directors shall from time to time determine.

(m)	To raise or borrow or secure the payment of money in such manner and on such terms as the Directors may deem expedient and in particular by the issue of bonds, debentures or debenture stock, perpetual or redeemable, or by mortgage, charge, lien or pledge upon the whole or any part of the undertaking, property, assets and rights of the Company, present or future, including its uncalled capital and generally in any other manner as the Directors shall from time to time determine and to guarantee the liabilities of the Company or any other person and any debentures, debenture stock or other securities may be issued at a discount, premium or otherwise, and with any special privileges as to redemption, surrender, transfer, drawings, allotments of shares, attending and voting at general meetings of the Company, appointment of Directors and otherwise.

(n)	To accumulate capital for any of the purposes of the Company, and to appropriate any of the Company’s assets to specific purposes, either conditionally or unconditionally, and to admit any class or section of those who have any dealings with the Company to any share in the profits thereof or in the profits of any particular branch of the Company’s business or to any other special rights, privileges, advantages or benefits.

(o)	To reduce the Share Capital of the Company in any manner permitted by law.

(p)	To make gifts or grant bonuses to officers or other persons who are or have been in the employment of the Company and to allow any such persons to have the use and enjoyment of such property, chattels or other assets belonging to the Company upon such terms as the Company shall think fit.

(q)	To establish and maintain or procure the establishment and maintenance of any pension or superannuation fund (whether contributory or otherwise) for the benefit of and to give or procure the giving of donations, gratuities, pensions, annuities, allowances, emoluments or charitable aid to any persons who are or were at any time in the employment or service of the Company or any of its predecessors in business, or of any company which is a subsidiary of the Company or who may be or have been Directors or officers of the Company, or of any such other company as aforesaid, or any persons in whose welfare the Company or any such other company as aforesaid may be interested and the wives, widows, children, relatives and dependants of any such persons and to make payments towards insurance and assurance and to form and contribute to provident and benefit funds for the benefit of such persons and to remunerate any person, firm or company rendering services to the Company, whether by cash payment, gratuities, pensions, annuities, allowances, emoluments or by the allotment of shares or securities of the Company credited as paid up in full or in part or otherwise.

(r)	To employ experts to investigate and examine into the conditions, prospects, value, character and circumstances of any business concerns, undertakings, assets, property or rights.

(s)	To insure the life of any person who may, in the opinion of the Company, be of value to the Company, as having or holding for the Company interests, goodwill, or influence or otherwise and to pay the premiums on such insurance.

(t)	To distribute either upon a distribution of assets or division of profits among the Members of the Company in kind any property of the Company, and in particular any shares, debentures or securities of other companies belonging to the Company or of which the Company may have the power of disposing.

(u)	To do and carry out all or any of the foregoing objects in any part of the world and either as principals, agents, contractors, trustees or otherwise, and either by or through agents, trustees or otherwise and either alone or in partnership or in conjunction with any other company, firm or person, provided that nothing herein contained shall empower the company to carry on the businesses of assurance or insurance within the meaning of the Insurance Acts 1909 to 1964.

(v)	To apply for, purchase or otherwise acquire any patents, brevets d’invention, licences, trade marks, industrial designs, know-how, concessions and other forms of intellectual property rights and the like conferring any exclusive or non-exclusive or limited or contingent rights to use, or any secret or other information as to any invention or process of the Company, or the acquisition of which may seem calculated directly or indirectly to benefit the Company, and to use, exercise, develop, or grant licences in respect of, or otherwise turn to account the property, rights or information so acquired.

(w)	To enter into partnership or into any arrangement for sharing profits, union of interests, co-operation, joint venture, reciprocal concession or otherwise with any person or company carrying on or engaged in or about to carry on or engage in any business or transaction which the Company is authorised to carry on or engage in or any business or transaction capable of being conducted so as directly or indirectly to benefit the Company.

(x)	To acquire and undertake the whole or any part of the undertaking business, property and liabilities of any person or company carrying on any business which the Company is authorised to carry on or which is capable of being conducted so as to benefit the Company directly or indirectly or which is possessed of assets suitable for the purposes of the Company.

(y)	To amalgamate with, merge with or otherwise become part of or associated with any other company or association in any manner permitted by law.

(z)	To do and carry out all such other things as may be deemed by the Company to be incidental or conducive to the attainment of the above objects or any of them or calculated to enhance the value of or render profitable any of the Company’s properties or rights.

And it is hereby declared that the word “company” in this clause, except where used in reference to this Company, shall be deemed to include any person, partnership or other body of persons whether incorporated or not incorporated and whether domiciled in the State or elsewhere and that the objects of the Company as specified in each of the foregoing paragraphs of this clause (except paragraph (g) and except otherwise only if and so far as otherwise expressly provided in any such paragraph) shall be separate and distinct objects and shall not be in anywise limited or restricted by reference to or inference from the terms of any other paragraph or the name of the Company.

3.	The liability of the Members is limited.

4.	The share capital of the company is €12,510,000 divided into 10,000,000 Ordinary Shares of €1.25 each and 1 Non-Voting Executive Share of €10,000 with power to increase or decrease the share capital. The capital may be divided into different classes of shares with any preferential, deferred or special rights or privileges attached thereto, and from time to time the Company’s regulations may be varied so far as may be necessary to give effect to any such preference, restriction or other term.

We, the several persons whose names and addresses are subscribed, wish to be formed into a Company in pursuance of this Memorandum of Association, and we agree to take the number of shares in the Capital of the Company set opposite our respective names.

NAMES, ADDRESSES AND DESCRIPTIONS OF SUBSCRIBERS	Number of Shares taken by each Subscriber
Epperly Limited 1 Stokes Place, St. Stephen’s Green, Dublin 2.	One

Limited Liability Company

Iditarod Limited 1 Stokes Place, St. Stephen’s Green, Dublin 2.	One

Limited Liability Company
Total Shares Taken:	Two

Dated the 9th day of September, 1994

WITNESS to the above signatures:-

W.D. Gilmore, 1 Stokes Place, St. Stephen’s Green, Dublin 2.

Secretarial Assistant

COMPANIES ACTS, 1963 TO 2009

COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

ELAN PHARMA INTERNATIONAL LIMITED

PRELIMINARY

1.	The regulations contained in Part II of Table A in the First Schedule to the Companies Act, 1963, (which Table is hereinafter called “Table A”) shall be deemed to be incorporated with these Articles and shall apply to the Company save insofar as they are excluded or modified hereby. Regulations 5, 75, 79, 90, 91 and 109 of Part I and Regulations 6 and 9 of Part II of Table A shall not apply to the Company.

2.	The Share Capital of the company is €12,510,000 divided into 10,000,000 Ordinary Shares of €1.25 each and 1 Non-Voting Executive Share of €10,000.

The said Non-Voting Executive Share shall confer on the holders thereof neither the right to receive notice of or to attend or vote at any meetings of the Company, nor the right to be paid a dividend out of the profits of the Company save such dividend as the Directors may from time to time determine. On a winding up the said Non-Voting Executive Share will confer on the holder thereof the right to a return of capital paid up thereon pari passu with the holders of the Ordinary shares but shall confer no right to participate in any surplus.

3.	Subject to any direction to the contrary which may be given by the Company in General Meeting any unissued shares of the Company (whether forming part of the original or any increased Capital) shall be at the disposal of the directors, and they may allot, grant options over or otherwise dispose of them to such persons, on such terms and conditions and at such times as they may consider to be in the best interests of the Company and its shareholders, but so that no share shall be issued at a discount. Section 23 (1), (7) and (8) of the Companies (Amendment) Act 1983 shall not apply to the allotment by the Company of any equity security as defined by Section 23 (13) of that Act.

4.	The directors are generally and unconditionally authorised pursuant to Section 20 of the Companies (Amendment) Act 1983 to exercise any power of the Company to allot relevant securities up to a maximum aggregate of the number of authorised but unissued relevant securities in the capital of the Company (whether forming part of the original or any increased Capital) provided that the authority shall expire on 17 November 2010 unless previously renewed or varied save that the directors shall have power, notwithstanding that the date aforesaid shall have expired, to allot relevant securities in pursuance of an offer or agreement made before the expiry of such date as aforesaid as if the authority conferred hereby had not expired.

PURCHASE OF OWN SHARES

5.	Subject to the provisions of the Companies Act 1990 the Company may:

5.1.1	Issue shares which are to be redeemed or are liable to be redeemed at the option of the Company on such terms and in such manner as hereinafter provided:

5.1.2	Purchase any of its own shares:

5.1.3	Convert any of its shares into redeemable shares pursuant to Section 210 of the Companies Act, 1990:

5.1.4	Cancel any of its own shares following purchase or redemption:

5.1.5	Hold as treasury shares any shares purchased or redeemed:

5.1.6	Re-issue or cancel any shares held as treasury shares:

Provided that:

5.2.1	No shares shall be redeemed or purchased unless the said shares are fully paid:

5.2.2	There shall be paid on each share redeemed or purchased at the date of redemption or purchase, the amount paid up on each such share together with such premium, if any, as may be determined by the Directors:

5.2.3	No redeemable shares shall be issued or redeemed, shares purchased, or shares converted into redeemable shares if as a result of the foregoing the nominal value of the issued capital which is not redeemable would be less than one tenth of the nominal value of the total issued share capital of the Company;

5.2.4	All redemptions by the Company, or purchases of its own shares shall be out of profits which would otherwise have been available for distribution or in the case of shares redeemed or purchased which are to be cancelled such redemption or purchase may be out of the proceeds of a fresh issue of shares:

5.2.5	Any share issued as a redeemable share or converted into a redeemable share may be redeemed by the Company at any time. Notice in writing shall be issued by the Company to the holders of the shares to be redeemed. Such notice shall specify the number of shares to be redeemed, the date fixed for redemption and the place at which the certificates for such shares are to be presented and upon such date each of the holders of the shares concerned shall be bound to deliver to the Company at such place the certificates for the shares to be redeemed.

GENERAL MEETINGS

6.	In Regulation 59(b) of Part I of Table A the words “one Member” shall be substituted for the words “three Members”.

7.	Subject to Section 141 of the Act, a resolution in writing signed by all the Members for the time being entitled to attend and vote on such resolution at a General Meeting (or being bodies corporate by their duly authorised representatives) shall be as valid and effective for all purposes as if the resolution had been passed at a General Meeting of the Company duly convened and held, and if described as a Special Resolution shall be deemed to be a Special Resolution within the meaning of the Act. Any such resolution may consist of several documents in the like form each signed by one or more of such Members (or their duly authorised representatives).

8.	In Regulation 70 of Part I of Table A the words “not less than 1 hour” shall be substituted for the words “not less than 48 hours” in the two places where they occur.

SINGLE-MEMBER COMPANY

9.	If at any time the company has only one member, that is to say that all the issued shares of the company are registered in the name of a sole person (whether a natural person or a body corporate), it will be a single-member company within the meaning of the single-member company regulations. If and so long as the company is a single-member company, the following provisions will apply notwithstanding anything to the contrary in these Articles or Table A:

9.1	Annual General Meeting: The sole member may decide to dispense with the holding of annual general meetings. Such decision will be effective for the year in which it is made and subsequent years, but nevertheless the sole member or the Auditors may require the holding of an annual general meeting in any such year in accordance with the procedures laid down in the Single-Member Company Regulations.

9.2	Where a decision to dispense with the holding of annual general meetings is in force, the accounts and the directors’ and Auditors’ reports that would otherwise be laid before an annual general meeting shall be sent to the sole member as provided in the Single-Member Company Regulations, and the provisions of the Acts with regard to the annual return and the accounts which apply by reference to the date of the annual general meeting will be construed as provided in the Single-Member Company Regulations.

9.3	Quorum at General Meetings: The sole member, present in person or by proxy, is a sufficient quorum at a general meeting.

9.4	Resolutions of Shareholders: All matters requiring a resolution of the company in general meeting (except the removal of the Auditors from office) may be validly dealt with by a decision of the sole member. The sole member must provide the Company with a written record of any such decision or, if it is dealt with by a written resolution under regulation 6 of Part II of Table A, with a copy of that resolution, and the decision or resolution shall be recorded and retained by the company.

9.5	Contracts with Sole Member: Where the company enters into a contract with the sole member which is not in the ordinary course of business and which is not in writing, and the sole member also represents the company in the transaction (whether as a director or otherwise), the directors shall ensure that the terms of the contract are forthwith set out in a written memorandum or are recorded in the minutes of the next directors’ meeting.

If and whenever the company becomes a single-member company or ceases to be a single-member company, it shall notify the Registrar of Companies as provided in the Single-Member Company Regulations.

DIRECTORS

10.	Until otherwise determined by a General Meeting the number of Directors shall not be less than two. The First Directors will be the persons named in the Statement delivered to the Registrar of Companies in accordance with Section 3 of the Companies (Amendment) Act, 1982.

11.	The Directors may on behalf of the Company pay a gratuity, annuity, pension, emolument, charitable aid or other allowance on retirement, including an allowance on death, to any Director or person or to the widow or dependants of any such Director or person in respect of services rendered by that Director or person to the Company as Managing Director, Assistant Managing Director or in any other executive office or employment under the Company or indirectly as a Managing Director, Assistant Managing Director, executive officer or employee of any subsidiary company of the Company or of its holding company, if any, notwithstanding that he may be or may have been a Director of the Company and by making payments towards insurances, trusts or funds for such purposes in respect of all such individuals and whether or not such rights in respect of gratuities, annuities, pensions, emoluments, or other allowances are contained in the terms of engagement of any such Director or person.

12.	All Meetings of Directors and of Committees of Directors shall be held in the State unless a majority of the Directors otherwise determine in writing.

13.	A Resolution in writing signed by all the Directors for the time being entitled to receive notice of a Meeting of the Directors shall be as valid and effective for all purposes as a resolution of the Directors as if it had been passed at a Meeting of the Directors duly convened and held and may consist of several documents in the like form each signed by one or more of the Directors. For the purpose of this Article, the signature of an alternate Director shall suffice in lieu of the signature of the Director appointing him.

14.	14.1

For the purpose of these Articles, the contemporaneous linking together by telephone or other means of audio communication of a number of Directors not less than the quorum shall be deemed to constitute a meeting of the Directors, and all the provisions in these Articles as to meetings of the Directors shall apply to such meetings.

14.2	Each of the Directors taking part in the meeting must be able to hear each of the other Directors taking part.

14.3	At the commencement of the meeting each Director must acknowledge his presence and that he accepts that the conversation shall be deemed to be a meeting of the Directors.

14.4	A Director may not cease to take part in the meeting by disconnecting his telephone or other means of communication unless he has previously obtained the express consent of the chairman of the meeting, and a Director shall be conclusively presumed to have been present and to have formed part of the quorum at all times during the meeting unless he has previously obtained the express consent of the chairman of the meeting to leave the meeting as aforesaid.

14.5	A minute of the proceedings at such meeting by telephone or other means of communication shall be sufficient evidence of such proceedings and of the observance of all necessary formalities if certified as a correct minute by the chairman of the meeting.

15.	The Directors shall be entitled to receive notice of and to attend at any General Meeting of the Company and Regulation 136 of Part I of Table A shall be modified accordingly.

16.	16.1

Each Director shall have the power to nominate any other Director or any other person to act as alternate Director in his place, at any Meeting of the Directors at which he is unable to be present or during his inability to act as such Director and at his discretion to remove such alternate Director and on such appointment being made the alternate Director shall (except as regards the power to appoint an alternate and the requirement, if any, of a share qualification) be subject in all respects to the terms and conditions existing with reference to the other Directors of the Company.

16.2	The appointee, whilst he holds office as an alternate Director, shall be entitled to receive notices of all meetings of the Directors and in the absence from meetings of the Director appointing him, shall be entitled to attend, speak and vote at meetings of the Directors, and, whilst he holds office as an alternate Director, shall exercise and discharge all the powers, rights, duties and authorities of the Director he represents, but shall look to such Director solely for his remuneration as alternate Director.

16.3	Any Director of the Company who is appointed an alternate Director shall be entitled to an additional vote at a meeting of the Directors for each Director for whom he acts as alternate Director as distinct from the vote to which he is entitled in his own capacity as a Director of the Company, and shall also be considered as two or more Directors, as the case may be, for the purpose of making a quorum of Directors, provided always that not less then two individuals are present in person at the meeting.

16.4	An alternate Director shall not be counted in reckoning the maximum number of Directors allowed by the Articles of Association for the time being.

16.5	If a Director shall die or cease to hold the office of Director the appointment of his alternate shall thereupon cease and determine, provided always that in the event of these Articles providing for the retirement of Directors by rotation or otherwise, if any Director so retires but is re-elected at the meeting at which such retirement took effect any appointment made by him pursuant to this Article which was in force immediately prior to his retirement shall continue to operate after his re-election as if he had not so retired.

16.6	An alternate Director, in the absence from General Meetings of the Director appointing him, shall be entitled to attend at General Meetings of the Company.

16.7	Any instrument appointing or removing an alternate Director shall be posted or delivered to the Secretary or the Registered Office of the Company or a Meeting of the Directors and shall not take effect unless and until so posted or delivered and all such instruments shall be retained by the Company.

17.	The directors will not retire at the first annual general meeting or by rotation, or require to be re-elected in general meeting following appointment by the directors. Regulations 92 to 100 inclusive of Part I of Table A will be modified accordingly.

18.	The office of a Director shall be vacated ipso facto if the Director:-

18.1	is adjudged bankrupt in the State or in Northern Ireland, or in Great Britain, or makes any arrangement with his creditors generally; or

18.2	is found to be a lunatic or becomes of unsound mind; or

18.3	is for more than six months absent without permission of the Directors from meetings of the Directors held during that period and the Directors so determine; or

18.4	resigns his office by notice in writing to the Company; or

18.5	is convicted of an indictable offence other than an offence under the Road Traffic Acts 1961 and 1968 or any amending Act or Acts and the Directors so determine; or

18.6	becomes restricted or disqualified to act as a Director pursuant to the provisions of the Companies Act, 1990.

BORROWING POWERS

19.

The Directors may from time to time at their discretion raise or borrow or secure the payment of any sum or sums of money for the purposes or the benefit of the Company or any other person upon such terms as to interest or otherwise as they may deem fit, and may for the purpose of securing the same and interest, or for any other purpose, create and issue any perpetual or redeemable debentures or debenture stock, bonds, securities or obligations of the Company at any time and in any form or manner and for any amount, and may raise or borrow or secure the payment of any sum or sums of money either by mortgage or charge upon the undertaking or the whole or any part of the property, present or future, or uncalled capital of the Company, and any debentures, debenture stock or other securities may be made assignable free from any equities between the

Company and the person to whom the same may be issued; and any debentures, debenture stock and other securities may be issued at a premium or otherwise, and with any special privileges as to redemption, surrender, transfer, drawings, allotments of shares, attending and voting at General Meetings of the Company, appointment of Directors and otherwise.

NAMES, ADDRESSES AND DESCRIPTIONS OF SUBSCRIBERS

Epperly Limited

1 Stokes Place,
St. Stephen’s Green,
Dublin 2.

Limited Liability Company

Iditarod Limited

1 Stokes Place,
St. Stephen’s Green,
Dublin 2.

Limited Liability Company

Dated the 9th day of September, 1994

WITNESS to the above signatures:-

W.D. Gilmore, 1 Stokes Place, St. Stephen’s Green, Dublin 2.

Secretarial Assistant